PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies, Inc. Reports First Quarter 2008 Results

Q1 total revenue increased 12.4% to $69.4 million

Q1 net income of $10.1 million

RENO, Nevada, May 6, 2008 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter of 2008. Total revenues for the first quarter were $69.4 million, versus $61.7 million for the first quarter of 2007, an increase of 12.4%, consisting of an increase of 36.3% in revenues from the Company’s Electricity Segment, offset in part by a reduction in revenues from the Products Segment.

The Company reported net income of $10.1 million, or $0.24 per share of common stock (basic and diluted), as compared to a net loss of $5.8 million, or $0.15 per share of common stock (basic and diluted), for the first quarter of 2007. The increase in net income is due primarily to an increase in generating capacity and energy generation, as well as an increase in energy rates in the United States, which offset a decline in the Products Segment. In addition, the Company reduced cost of revenues by 16.0% on a year over year basis.

Commenting on the quarter’s results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “The first quarter performance was in line with our expectations for 2008 and highlighted our improved operating performance, increase in our overall generating capacity and improvement in power prices in certain projects.

“Since the beginning of the first quarter, we declared commercial operation for the Galena 3 and Heber South projects and continued to make progress on our exploration work to secure geothermal resources for 2010 and beyond. Also during the quarter, we strengthened our products backlog signing three EPC agreements for a total amount of over $100 million, consisting of one geothermal and two recovered energy generation power plants, out of which approximately $50 million are still subject to a Notice to Proceed. We expect to add an additional 174 MW by the end of 2009 from projects that are currently under construction, including Olkaria and Brawley”, Ms. Bronicki continued.

Electricity revenues for the quarter ended March 31, 2008 were $59.5 million, an increase of 36.3% from $43.7 million in the first quarter of 2007, and an increase of 7.2% from $55.5 million in the fourth quarter of 2007. This increase is primarily attributable to the increase in energy generation in the United States to 572,488 MWh for the three month period, from 437,126 MWh in the comparable period last year. Such increased generation resulted from additional power plants placed in service, enhanced performance of our existing power plants, as well as revenue from the Amatitlan project in Guatemala which came online in March of 2007. Also adding to the revenue increase was an increase in the energy rates in the Puna project (due to higher oil prices) and in our Standard Offer #4 power purchase agreements with Southern California Edison.

Products Segment revenues for the quarter were $9.9 million, compared to $18.1 million in the first quarter of 2007, a decrease of 45.4%. The gross margin of the Products Segment was increased from 12% to 18%. The decrease in product revenue is principally attributable to last year’s lower products backlog, and the timing of revenue recognition in accordance with the percentage of completion method for each of our geothermal and recovered energy generation products. Our manufacturing and construction activities were not reduced, as we increased the amount of our manufacturing and construction activities for our own projects.

Adjusted EBITDA for the first quarter of 2008 was $27.5 million, as compared to $13.4 million in the same quarter last year, an increase of 105.9%. Adjusted EBITDA includes operating income and depreciation and amortization totaling $1.5 million and $4.1 million for the quarters ended March 31, 2008 and 2007, respectively, related to the Company’s unconsolidated investment interest of 50% in the Mammoth Project in California and in the first quarter of 2007, 80% in the Leyte Project in the Philippines. The reconciliation of GAAP net income or loss to Adjusted EBITDA is set forth below in this release.

Cash, cash equivalents and marketable securities as of March 31, 2008 decreased to $30.7 million from $60.7 million as of December 31, 2007. In addition, in April 2008 we received $64 million from the second closing of a tax monetization transaction and have bank lines of credits aggregating $160 million as of today.

On May 6, 2008, Ormat’s Board of Directors approved the payment of a quarterly cash dividend of $0.05 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income, subject to Board approval. The dividend will be paid on May 27, 2008 to shareholders of record as of the close of business on May 20, 2008. The Company expects to pay a dividend of $0.05 per share in the next two quarters as well.

Commenting on the outlook for 2008, Ms. Bronicki said, “Following our first quarter earnings results, we maintain our guidance for 2008 and expect our 2008 Electricity Segment revenues to be approximately $245 million. We also expect an additional approximately $9 million of revenues from our share of electricity revenues generated by Mammoth that is accounted for under the equity method. With regard to our Products Segment, we maintain our guidance for 2008 revenues and expect them to be between $70 million and $80 million”.

Ms. Bronicki concluded, “We are excited with the progress we have made this quarter, especially in recovered energy generation, which has experienced increasing interest as the need for energy efficiency begins to play a greater role in combating global warming”.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.D.T. on Wednesday, May 7, 2008. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Event Calendar in the Investor Relations section of Ormat’s website.

A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call (800) 642-1687 in the United States and Canada and (706) 645-9291 for international callers and utilize code 44334775.

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by more than 75 patents. Ormat currently operates the following geothermal and recovered energy-based power plants: in the United States - Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria; and in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-months periods Ended March 31, 2008 and 2007

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(in thousands, except per share amounts)
Revenues:
Electricity	$59,519	$43,658
Products	9,868	18,089
Total revenues	69,387	61,747
Cost of revenues:
Electricity	38,676	39,722
Products	8,050	15,924
Total cost of revenues	46,726	55,646
Gross margin	22,661	6,101
Operating expenses:
Research and development expenses	696	704
Selling and marketing expenses	3,519	1,986
General and administrative expenses	6,027	5,747
Operating income (loss)	12,419	(2,336)
Other income (expense):
Interest income	1,046	1,415
Interest expense	(3,603)	(7,782)
Foreign currency translation and transaction gains (losses)	(183)	(716)
Impairment of auction rate securities	(328)	—
Other non-operating income	40	352
Income (loss) before income taxes, minority interest, and equity in income of investees	9,391	(9,067)
Income tax benefit (provision)	(2,071)	1,995
Minority interest	2,205	—
Equity in income of investees	539	1,231
Net income (loss)	$10,064	$(5,841)
Earnings (loss) per share - basic and diluted	$0.24	$(0.15)
Weighted average number of shares used in computation of earnings (loss) per share:
Basic	42,163	38,109
Diluted	42,271	38,109

Net income for the quarters ended March 31, 2008 and 2007 includes stock-based compensation expense of $1.1 million, or $0.03 per share (basic and diluted) and $0.6 million, or $0.01 per share (basic and diluted), respectively.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2008 and December 31, 2007

(Unaudited)

	March 31, 2008	December 31, 2007
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$30,722	$47,227
Marketable securities	—	13,489
Restricted cash, cash equivalents and marketable securities	33,096	29,236
Receivables:
Trade	48,824	46,519
Related entities	602	385
Other	10,026	9,008
Due to Parent	1,739	253
Inventories, net	13,184	10,312
Costs and estimated earnings in excess of billings on uncompleted contracts	2,252	3,608
Deferred income taxes	1,747	1,732
Prepaid expenses and other	5,737	7,059
Total current assets	147,929	168,828
Long-term marketable securities	3,234	2,762
Restricted cash, cash equivalents and marketable securities	4,411	5,605
Unconsolidated investments	31,398	30,560
Deposits and other	16,355	15,294
Deferred income taxes	11,978	12,427
Property, plant and equipment, net	789,248	743,386
Construction-in-process	272,904	234,014
Deferred financing and lease costs, net	13,620	14,044
Intangible assets, net	47,209	47,989
Total assets	$1,338,286	$1,274,909
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$97,399	$75,836
Billings in excess of costs and estimated earnings on uncompleted contracts	12,755	4,818
Current portion of long-term debt:
Limited and non-recourse	7,083	7,667
Full recourse	1,000	1,000
Senior secured notes (non-recourse)	25,475	25,475
Due to Parent, including current portion of notes payable to Parent	31,975	31,695
Total current liabilities	175,687	146,491
Long-term debt, net of current portion:
Limited and non-recourse	12,858	14,490
Senior secured notes (non-recourse)	273,840	273,840
Notes payable to Parent, net of current portion	19,200	26,200
Deferred lease income	75,527	76,198
Deferred income taxes	21,329	20,680
Liability for unrecognized tax benefits	5,578	5,330
Liabilities for severance pay	17,758	15,201
Asset retirement obligation	13,266	13,014
Total liabilities	615,043	591,444
Minority interest	63,177	65,382
Stockholders’ equity:
Common stock	42	41
Additional paid-in capital	547,482	513,109
Retained earnings	111,503	103,545
Accumulated other comprehensive income	1,039	1,388
Total stockholders’ equity	660,066	618,083
Total liabilities and stockholders’ equity	$1,338,286	$1,274,909

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of adjusted EBITDA

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization, equity income of investees, minority interest and other non-operating expense (income). We calculate adjusted EBITDA to include operating income, depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth and Leyte Projects. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three-month periods ended March 31, 2008 and 2007:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net income (loss)	$10,064	$(5,841)
Adjusted for:
Equity in income of investees	(539)	(1,231)
Minority interest	(2,205)	—
Interest expense, net (including amortization of deferred financing costs)	2,885	6,367
Other non-operating income	143	364
Income tax provision (benefit)	2,071	(1,995)
Depreciation and amortization	13,631	11,560
EBITDA	26,050	9,224
Equity in income of Mammoth-Pacific L.P. and Ormat Leyte	539	1,231
Depreciation, amortization, interest and taxes attributable to the Company’s equity in Mammoth-Pacific L.P. and Ormat Leyte	919	2,904
	1,458	4,135
Adjusted EBITDA	$27,508	$13,359